Refining



                             SECOND AMENDMENT
                                    TO
                   AMENDED AND RESTATED CREDIT AGREEMENT

          This Second Amendment to Amendment and Restated Credit Agreement (this "Amendment") dated as of December 31, 1993 is among Valero Refining Company, a Delaware corporation ("Refining"), Valero Energy Coropration, a Delaware corporation ("VEC"), Valero Refining and Marketing Company, a Delaware corporation ("VRMC"), Bankers Trust Company ("BTCo"), individually and as Agent, Bank of Montreal ("BMO"), individually and as Co Agent, and the other banks signatory hereto. All capitalized terms used herein and not otherwise defined herein shall have the same meanings herein as in the "Existing Credit Agreement" (as defined below), as amended hereby.

                          Preliminary Statements

          (1) Pursuant to the Amended and Restated Credit Agreement dated as of December 4, 1992 among Refining, VEC, VRMC, BTCo, individually and as Agent and BMO, individually and as Co Agent, and the other banks signatory thereto (the "December 4, 1992 Credit Agreement"), the Banks have agreed to make loans to, and BTCo has agreed to issue letters of credit for the account of, Refining.

          (2) The December 4, 1992 Credit Agreement was amended by that certain First Amendment to Amended and Restated Credit
Agreement dated as of August 25, 1993 among the parties hereto
(the December 4, 1992 Credit Agreement as so amended, the
Existing Credit Agreement ).

          (3) At the request of Refining, VEC and VRMC, the parties hereto have agreed to amend the Existing Credit Agreement, in the manner and upon the terms and conditions set forth herein, in order to evidence, inter alia, the Banks' agreement to amend certain definitions in the Existing Credit Agreement and Section 8.01(a) thereof.

          SECTION 1.  Amendment to the Existing Credit Agreement.

          (a) The definitions of "Consolidated Capital Funds" and "Fixed Charge Ratio" set forth in Annex A of the Existing
Credit Agreement are hereby amended and restated to read as follows:

          "Consolidated Capital Funds" at any time shall mean the sum of (i) Consolidated Net Worth of VEC, plus (ii) Consolidated Total Indebtedness, plus (iii) to the extent not included in Consolidated Total Indebtedness, the liquidation value of (a) outstanding shares of any redeemable preferred stock, as shown on the consolidated balance sheet of VEC and (b) outstanding shares of any other preferred stock or preference stock issued or sold after March 28, 1991, except to the extent included in Consolidated Net Worth, plus (iv) that amount which is equal to the noncash charge to the income of VEC and its consolidated Subsidiaries, net of income taxes, for the fourth calendar quarter of 1993 resulting from the write down of the value of refining inventories determined on the "last-in, first-out" ("LIFO") method of inventory valuation, as said charge is reflected in the income statement for VEC and its consolidated Subsidiaries for the fiscal year ending December 31, 1993, not to exceed, however, in any event, 50,000,000.

          "Fixed Charge Ratio" shall mean, with respect to any period, the ratio of: (a) the sum of (i) consolidated net income (excluding extraordinary items and the excess of VEC s and its Subsidiaries equity in the earnings of the Master Limited Partnership over distributions but including distributions in excess of VEC s and its Subsidiaries equity in the earnings of the Master Limited Partnership) of VEC and its Subsidiaries for such period, plus (ii) interest expense for VEC and its Subsidiaries on a consolidated basis for such period, plus (iii) deferred federal and state income taxes deducted in determining such consolidated net income for such period, plus (iv) Depreciation and Amortization Expense for such period, plus (v) other noncash charges deducted in determining such consolidated net income for such period (including, without limitation, that amount which is equal to the noncash charge to the income of VEC and its consolidated Subsidiaries for the fourth calendar quarter of 1993 resulting from the write down of the value of refining inventories determined on the last in, first out ( LIFO ) method of inventory valuation as reflected in the income statement for VEC and its consolidated Subsidiaries for the fiscal year ending December 31, 1993, it being expressly agreed and understood that for purposes of this definition, the noncash charge described in this parenthetical clause shall be determined prior to income taxes; provided, however, that in any event, such noncash charge described in this parenthetical clause shall not exceed 50,000,000), minus (vi) other noncash credits added in determining such consolidated net income for such period to
(b) the sum of (i) interest incurred for VEC and its Subsidiaries on a consolidated basis for such period, plus (ii) cash dividends paid by VEC on its preferred and preference stock during such period (other than dividends paid on preferred and preference stock held by VEC or a Subsidiary of VEC) plus (iii) cash dividends paid by VEC on its common stock during such period (other than dividends reinvested in newly issued or treasury shares of common stock of VEC pursuant to any dividend reinvestment plan maintained by VEC for holders of its common stock), plus (iv) the amount of mandatory redemptions of preferred stock made by VEC during such period (excluding redemptions of shares of such preferred stock held by Subsidiaries of VEC).

          (b)  Subsection (a) of Section 8.01, Restricted
Disbursements, of the Existing Credit Agreement is hereby amended and restated to read as follows:

          "SECTION 8.01 Restricted Disbursements. (a) VEC will not, and will not permit any of its Subsidiaries to, directly or indirectly, make any Restricted Disbursement if, after giving effect thereto, as of the last day of any fiscal quarter of VEC (each such day being a determination date ) the aggregate amount of all Restricted Disbursements made by VEC and its Subsidiaries subsequent to March 31, 1991, and on or prior to such determination date, exceeds the sum of (i) the lesser of (A) the aggregate amount of cash and Permitted Cash Investments reflected on the consolidated balance sheet of VEC and its Subsidiaries as of March 31, 1991 minus 5,000,000 or (B) 150,000,000, plus (ii)
the sum, determined without duplication, of (A) EBT, plus (B) Depreciation and Amortization Expense for the cumulative period commencing on April 1, 1991 and ending on such determination date (which sum may be positive or negative, and may from time to time increase or decrease, all as a function of the cumulative operating income or loss of VEC and its Subsidiaries included in the computation of EBT for such cumulative period), plus (C) that amount which is equal to the noncash charge to the income of VEC and its consolidated Subsidiaries for the fourth calendar quarter of 1993 resulting from the write down of the value of refining inventories determined on the "last in, first out" ("IFO") method of inventory valuation, as said charge is reflected in the income statement for VEC and its consolidated Subsidiaries for the fiscal year ending December 31, 1993, not to exceed, however, in any event, 50,000,000, plus (iii) an amount equal to net cash proceeds received from the sale by VEC of its capital stock after March 31, 1991, but on or prior to such determination date, plus
(iv) an amount equal to net cash proceeds received from the sale or conversion of rights, options and warrants to purchase capital stock of VEC after March 31, 1991, but on or prior to such determination date, plus (v) an amount equal to net cash proceeds received after March 31, 1991, but on or prior to such determination date, from any issuance of Funded Indebtedness of VEC pursuant to a commitment (other than under this Agreement or the VEC Bank Agreement) entered into after March 31, 1991, but on or prior to such determination date, minus (vi) all payments of principal of Funded Indebtedness (other than payments that constitute Restricted Disbursements and payments under this Agreement or the VEC Bank Agreement) of VEC or its Subsidiaries made after March 31, 1991, but on or prior to such determination date, plus (vii) 50,000,000, plus (viii) the aggregate amount of net cash proceeds received by VEC or any of its Subsidiaries subsequent to September 1, 1993 but on or prior to such determination date from Transfers of assets permitted by Section 8.09(b) or by Section 8.09(d).

          SECTION 2. Affirmation of Liens and Guaranties. (a) VRMC hereby acknowledges and agrees that all Liens arising under the Credit Documents against the properties and assets of VRMC shall remain in full force and effect following the execution and delivery of this Amendment, and such Liens are hereby affirmed, ratified and confirmed by VRMC.

          (b) Each of VEC and VRMC hereby acknowledges and agrees that all of its obligations under the Existing Credit Agreement, as amended hereby (including, without limitation, its obligation as a guarantor of the Guaranteed Obligations under
Article XII of the Existing Credit Agreement), and the other Credit Documents shall remain in full force and effect following the execution and delivery of this Amendment, and such obligations are hereby affirmed, ratified and confirmed by each of VEC and VRMC.

          SECTION  3.   Representations and Warranties.  Each of
Refining, VEC, and VRMC represents and warrants that, after giving effect to the execution and delivery of this Amendment, as of the date hereof:

          (a) the representations and warranties set forth in the Existing Credit Agreement, as amended hereby, are true and correct as though made on and as of the date hereof.

          (b) no Default or Event of Default has occurred and is continuing;

          (c) the execution, delivery, and performance of this Amendment by each of VEC, VRMC, and Refining (i) are within the corporate powers of each such Person, (ii) have been duly authorized by all necessary corporate action on the part of each such Person, (iii) do not violate or create a default under any provision of applicable law, or the certificate of incorporation or bylaws of any of VEC, VRMC, or Refining, or any contractual provision binding on or affecting any such Person or the property of any such Person and (iv) do not contravene any judgment, injunction, order or decree or other instrument binding upon any such Person or result in the creation or imposition of any Lien on any asset of any such Person or any of its Subsidiaries; and

          (d) no authorization or approval or other action by, and no notice to or filing or registration with, any governmental authority or regulatory body or any other Person is required in connection with the execution, delivery, and performance of this Amendment by any of VEC, VRMC, and Refining.

          SECTION  4.   Conditions of Effectiveness.  The
provisions of Section 1 of this Amendment shall become effective when, and only when, the Agent shall have received the following, with sufficient copies of the documents referred to in (a) through (c) for the Co Agent and the Banks:

          (a) Counterparts of this Amendment executed by the Banks, the Agent, the Co Agent, VEC, VRMC, and Refining.

          (b) A certificate dated as of the date of the effective date of this Amendment, in form and substance satisfactory to the Agent and the Co Agent, of the secretary or an assistant secretary of each of VEC, VRMC, and Refining certifying, inter alia, (i) true and correct copies of resolutions adopted by the Board of Directors of such Person (or a duly authorized committee thereof) (A) authorizing the execution, delivery and performance by such Person of this Amendment, (B) approving the form of this Amendment and (C) authorizing officers of such Person to execute and deliver this Amendment, all in form and substance satisfactory to the Agent and the Co Agent, and (ii) the incumbency, and specimen signatures, of the officers of such Person executing this Amendment or any other documents on its behalf.

          (c) A favorable, signed opinion addressed to the Agent, the Co Agent and the Banks from the General Counsel of VEC, in form and substance satisfactory to the Agent, the Co
Agent and the Banks.

          (d) A favorable, signed opinion addressed to the Agent, the Co-Agent and the Banks from Andrews & Kurth L.L.P. in form and substance satisfactory to the Agent, the Co-Agent and the Banks in respect of, inter alia, the enforceability of this Amendment under New York law.

          SECTION 5. References to the Credit Agreement, Etc. Upon the execution and delivery of this Amendment by each of the parties hereto, each reference (a) in the Existing Credit Agreement to "this Agreement," "hereunder," "herein" or words of like import shall mean and be a reference to the Existing Credit Agreement, as amended hereby, (b) in the Notes and the other Credit Documents to the Existing Credit Agreement shall mean and be a reference to the Existing Credit Agreement, as amended hereby, and (c) in the Credit Documents to any term defined by reference to the Existing Credit Agreement shall mean and be a reference to such term as defined in the Existing Credit Agreement, as amended hereby.

          SECTION 6.  Successors and Assigns.  This Amendment
shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.

          SECTION 7. Execution in Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument.

          SECTION  8.   Headings.  Section headings in this
Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.

          SECTION  9.   GOVERNING LAW.  THIS AMENDMENT AND THE
RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE
CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAWS OF THE
STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE CONFLICT OF LAW
PRINCIPLES THEREOF.

          SECTION 10. FINAL AGREEMENT OF THE PARTIES. THE EXISTING CREDIT AGREEMENT (INCLUDING THE EXHIBITS THERETO), AS AMENDED BY THIS AMENDMENT, THE NOTES AND THE OTHER CREDIT DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO ORAL AGREEMENTS BETWEEN THE PARTIES.

          SECTION 11. Indemnification. Each Credit Party agrees to jointly and severally indemnify, defend and hold harmless the Agent, the Collateral Agent, the Co-Agent and the Banks, and each Affiliate thereof and their respective directors, officers, shareholders, employees, agents and successors from and against, any and all losses, costs, liabilities, expenses, judgments, claims or damages arising out of the assertion against any of them as a result of their being a party to the Agreement or any transaction contemplated thereby or the exercise of any rights or remedies under the Credit Documents, including, without limitation, the amounts of any fines, penalties, attorneys fees, response costs and natural resource damages arising out of, or in connection with, or resulting from any (i) actual or proposed use by any Credit Party of the proceeds of any extension of credit (including the Loans and Letters of Credit of any Bank), (ii) breach by any Credit Party of the Agreement or any other Credit Document, (iii) violation by any Credit Party or any of its Subsidiaries or Affiliates of any law, rule, regulation or order including, but not limited to, Environmental Laws, (iv) transportation, treatment, recycling, storage, disposal, Release or threatened Release of any Hazardous Material by, at, or onto any facility owned or operated by another party, which Hazardous Material has been used or generated by any Credit Party or any of its Subsidiaries or which is present at or on any of their properties, (v) Release or threatened Release of any Hazardous Material by a Credit Party or any of its Subsidiaries, or the presence on or under, or Release or threatened Release from, any of their properties, into or upon the land, atmosphere, watercourse, body of surface or subsurface water or wetland, arising from the installation, use, generation, manufacture, treatment, handling, production, processing, storage, removal, remediation, cleanup, or disposal of any Hazardous Material, including, without limitation, any liability arising under or in connection with CERCLA and similar Environmental Laws, (vi) claim by any third party based upon the exposure of any person or property to any Hazardous Material generated, used, or Released by any Credit Party or any of its Subsidiaries, (vii) Liens or security interests granted on any real or personal property pursuant to or under Security Documents, to the extent resulting from any Hazardous Materials located in, or under any property owned, leased or operated by any Credit Party or any Subsidiary or Affiliate of any Credit Party, (viii) ownership by the Banks of any real or personal property following foreclosure under the Security Documents, to the extent losses, costs, liabilities, claims or damages arise out of or result from any Hazardous Materials located in, on or under such property owned, leased or operated by any Credit Party or any Subsidiary or Affiliate of any Credit Party, including, without limitation, losses, costs, liabilities, claims or damages which are imposed under Environmental Laws upon Persons by virtue of their ownership,
(ix) circumstance in which the Agent, the Co-Agent or a Bank is deemed an owner or operator of any such real or personal property in circumstances in which neither the Agent, the Co-Agent, the Collateral Agent nor any of the Banks is generally operating or generally exercising control over the property of the Credit Party or its Subsidiaries, to the extent such losses, liabilities, claims or damages arise out of or result from any Hazardous Materials located in, on or under such property or (x) investigation, litigation or other proceeding (including any threatened investigation or proceeding) relating to any of the foregoing, and each Credit Party shall reimburse the Agent, the Co-Agent, the Collateral Agent, and each Bank, and each Affiliate thereof and their respective directors, officers, employees and agents upon demand for any losses, costs or expenses (including legal fees) incurred in connection with any investigation or proceeding; but excluding any such losses, costs, liabilities, claims, damages or expenses incurred by a Person or any Affiliate thereof or their respective directors, officers, employees or agents by reason of the gross negligence or willful misconduct of such Person, Affiliate, director, officer, employee or agent. WITHOUT LIMITING ANY PROVISION OF THIS AGREEMENT OR THE OTHER CREDIT DOCUMENTS, IT IS THE EXPRESS INTENTION OF THE PARTIES THAT THE AGENT, THE CO-AGENT, THE COLLATERAL AGENT, EACH BANK AND THEIR RESPECTIVE AFFILIATES, DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS SHALL BE INDEMNIFIED AND HELD HARMLESS AGAINST ALL SUCH LOSSES, LIABILITIES, CLAIMS AND DAMAGES ARISING OUT OF OR RESULTING FROM THE ORDINARY NEGLIGENCE (WHETHER SOLE OR CONTRIBUTORY) OF SUCH PERSON.

          In Witness Whereof, the parties hereto have caused this Amendment to be executed as of the date first stated herein by their respective officers thereunto duly authorized.

                              VALERO REFINING COMPANY


                              By:     /s/ JOHN D. GIBBONS
                              Name:   John D. Gibbons
                              Title:  Treasurer

                              VALERO REFINING AND
                                  MARKETING COMPANY


                              By:     /s/ JOHN D. GIBBONS
                              Name:   John D. Gibbons
                              Title:  Treasurer

                              VALERO ENERGY CORPORATION


                              By:     /s/ JOHN D. GIBBONS
                              Name:   John D. Gibbons
                              Title:  Treasurer

                              BANKERS TRUST COMPANY,
                                   Individually and as Agent

                              By:     /s/ MARY ZADROGA
                              Name:   Mary Zadroga
                              Title:  Vice President

                              BANK OF MONTREAL,
                                  Individually and as Co Agent

                              By:     /s/ JULIA BUTHMAN
                              Name:   Julia Buthman
                              Title:  Director

                              ABN AMRO BANK N. V., HOUSTON
                              AGENCY


                              By:     /s/ MICHAEL N. OAKES
                              Name:   Michael N. Oakes
                              Title:  Vice President

                              By:     /s/ C. W. RANDALL
                              Name:   C. W. Randall
                              Title:  Group Vice President

                              BANQUE NATIONALE de PARIS
                                  HOUSTON AGENCY

                              By:     /s/ MICHAEL W. MCKEE
                              Name:   Michael W. McKee
                              Title:  Vice President

                              BERLINER HANDELS UND
                                  FRANKFURTER BANK

                              By:     /s/ PAUL TRAVERS
                              Name:   Paul Travers
                              Title:  Vice President

                              By:     /s/ ELLEN DOOLEY
                              Name:   Ellen Dooley
                              Title:  Vice President

                              CANADIAN IMPERIAL BANK
                                 OF COMMERCE

                              By:     /s/ J. D. WESTLAND
                              Name:   J. D. Westland
                              Title:  Authorized Signatory

                              CHRISTIANIA BANK

                              By:     /s/ DEBRA DICKEHUTH
                              Name:   Debra Dickehuth
                              Title:  Vice President

                              By:     /s/ PETER M. DODGE
                              Name:   Peter M. Dodge
                              Title:  Vice President

                              CORPUS CHRISTI NATIONAL BANK

                              By:     /s/ TOM W. SHIRLEY
                              Name:   Tom W. Shirley
                              Title:  Senior Vice President

                              CREDIT LYONNAIS
                                 NEW YORK BRANCH


                              By:     /s/ XAVIER RATOUIS
                              Name:   Xavier Ratouis
                              Title:  Senior Vice President

                              CREDIT LYONNAIS
                                 CAYMAN ISLAND BRANCH

                              By:     /s/ XAVIER RATOUIS
                              Name:   Xavier Ratouis
                              Title:  Senior Vice President

                              THE FIRST NATIONAL BANK OF
                                  BOSTON

                              By:     /s/ RICHARD A. LOW
                              Name:   Richard A. Low
                              Title:  Division Executive

                              THE FROST NATIONAL BANK OF
                                  SAN ANTONIO

                              By:     /s/ PHIL DUDLEY
                              Name:   Phil Dudley
                              Title:  Vice President

                              THE TORONTO DOMINION BANK


                              By:     /s/ F. B. HAWLEY
                              Name:   F. B. Hawley
                              Title:  Mgr. Cr. Admin.